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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

July 12, 1999

Women.com Networks, Inc.
1820 Gateway Drive, Suite 100
San Mateo, CA 94404

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Women.com Networks, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to three million seven hundred fifty thousand (3,750,0000) shares of Common Stock of Women.com Networks, Inc. (the "Offering").


In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and (ii) assumed that the Restated Certificate of Incorporation, as set forth in Exhibit 3.3 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State.


On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectuses, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectuses included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By: /s/ Mark P. Tanoury
   --------------------------
   Mark P. Tanoury